PRESS RELEASE

AbbVie Reports Third-Quarter 2025 Financial Results

•Reports Third-Quarter Diluted EPS of $0.10 on a GAAP Basis, a Decrease of 88.6 Percent; Adjusted Diluted EPS of $1.86, a Decrease of 38.0 Percent; These Results Include an Unfavorable Impact of $1.50 Per Share Related to Acquired IPR&D and Milestones Expense

•Delivers Third-Quarter Net Revenues of $15.776 Billion, an Increase of 9.1 Percent on a Reported Basis or 8.4 Percent on an Operational Basis

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $7.885 Billion, an Increase of 11.9 Percent on a Reported Basis, or 11.2 Percent on an Operational Basis; Global Skyrizi Net Revenues Were $4.708 Billion; Global Rinvoq Net Revenues Were $2.184 Billion; Global Humira Net Revenues Were $993 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $2.841 Billion, an Increase of 20.2 Percent on a Reported Basis, or 19.6 Percent on an Operational Basis; Global Vraylar Net Revenues Were $934 Million; Global Botox Therapeutic Net Revenues Were $985 Million; Combined Global Ubrelvy and Qulipta Net Revenues Were $642 Million

•Third-Quarter Global Net Revenues from the Oncology Portfolio Were $1.682 Billion, a Decrease of 0.3 Percent on a Reported Basis, or 1.3 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $706 Million; Global Venclexta Net Revenues Were $726 Million; Global Elahere Net Revenues Were $170 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.193 Billion, a Decrease of 3.7 Percent on a Reported Basis, or 4.2 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $637 Million; Global Juvederm Net Revenues Were $253 Million

•Raises 2025 Adjusted Diluted EPS Guidance Range from $10.38 - $10.58 to $10.61 - $10.65, which Includes an Unfavorable Impact of $2.05 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Third Quarter 2025

•Announces 2026 Dividend Increase of 5.5 Percent, Beginning with Dividend Payable in February 2026

NORTH CHICAGO, Ill., October 31, 2025 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2025.

“AbbVie continues to deliver outstanding results, with significant momentum across key areas of our portfolio. We are also making great progress advancing our pipeline and investing in innovation to support AbbVie’s long-term growth,” said Robert A. Michael, chairman and chief executive officer, AbbVie. “Based upon the strength of our business and its promising outlook, we are once again raising our quarterly cash dividend.”

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

Third-Quarter Results

•Worldwide net revenues were $15.776 billion, an increase of 9.1 percent on a reported basis, or 8.4 percent on an operational basis.

•Global net revenues from the immunology portfolio were $7.885 billion, an increase of 11.9 percent on a reported basis, or 11.2 percent on an operational basis.
◦Global Skyrizi net revenues were $4.708 billion, an increase of 46.8 percent on a reported basis, or 46.0 percent on an operational basis.
◦Global Rinvoq net revenues were $2.184 billion, an increase of 35.3 percent on a reported basis, or 34.1 percent on an operational basis.
◦Global Humira net revenues were $993 million, a decrease of 55.4 percent on a reported basis, or 55.7 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $2.841 billion, an increase of 20.2 percent on a reported basis, or 19.6 percent on an operational basis.
◦Global Vraylar net revenues were $934 million, an increase of 6.7 percent.
◦Global Botox Therapeutic net revenues were $985 million, an increase of 16.1 percent on a reported basis, or 15.8 percent on an operational basis.
◦Global Ubrelvy net revenues were $354 million, an increase of 31.5 percent.
◦Global Qulipta net revenues were $288 million, an increase of 64.1 percent on a reported basis, or 63.1 percent on an operational basis.

•Global net revenues from the oncology portfolio were $1.682 billion, a decrease of 0.3 percent on a reported basis, or 1.3 percent on an operational basis.
◦Global Imbruvica net revenues were $706 million, a decrease of 14.8 percent.
◦Global Venclexta net revenues were $726 million, an increase of 7.1 percent on a reported basis, or 4.9 percent on an operational basis.
◦Global Elahere net revenues were $170 million, an increase of 23.3 percent on a reported basis, or 22.4 percent on an operational basis.

•Global net revenues from the aesthetics portfolio were $1.193 billion, a decrease of 3.7 percent on a reported basis, or 4.2 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $637 million, a decrease of 4.9 percent on a reported basis, or 5.4 percent on an operational basis.
◦Global Juvederm net revenues were $253 million, a decrease of 2.2 percent on a reported basis, or 3.2 percent on an operational basis.

•On a GAAP basis, gross margin in the third quarter was 66.4 percent. The adjusted gross margin was 83.9 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 22.6 percent of net revenues. The adjusted SG&A expense was 21.6 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 14.7 percent of net revenues. The adjusted R&D expense was 14.3 percent of net revenues.

•Acquired IPR&D and milestones expense was 17.0 percent of net revenues.

•On a GAAP basis, operating margin in the third quarter was 12.1 percent. The adjusted operating margin was 30.9 percent.

•Net interest expense was $667 million.

•On a GAAP basis, the tax rate in the quarter was 73.7 percent. The adjusted tax rate was 24.5 percent.

•Diluted earnings per share (EPS) in the third quarter was $0.10 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $1.86. These results include an unfavorable impact of $1.50 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced the U.S. Food and Drug Administration (FDA) approval of a supplemental New Drug Application (sNDA) that updates the indication statement for Rinvoq (upadacitinib) for the treatment of adults with moderately to severely active ulcerative colitis (UC) and moderately to severely active Crohn's disease (CD). The updated indication statement allows the use of Rinvoq prior to the use of tumor necrosis factor (TNF) blocking agents in patients for whom use of these treatments is clinically inadvisable and who have received at least one approved systemic therapy.

•AbbVie announced positive topline results from the second of two pivotal studies of the Phase 3 UP-AA clinical program evaluating the safety and efficacy of Rinvoq in adult and adolescent patients with severe alopecia areata (AA). In the study, Rinvoq achieved the primary endpoint, demonstrating that 45.2% and 55.0% of patients with severe AA treated with Rinvoq 15 mg and 30 mg, respectively, reached 80% or more scalp hair coverage at week 24 as defined by the severity of alopecia tool (SALT) score ≤ 20. Key secondary endpoints, including improvements in eyebrows and eyelashes, as well as the percentage of subjects with 90% or more scalp coverage (SALT ≤ 10) and complete scalp hair coverage (SALT=0) at week 24, were also met. Rinvoq’s safety profile in AA was generally consistent with that in approved indications, and no new safety signals were identified in this study.

•AbbVie announced topline results from two replicate Phase 3 studies evaluating the efficacy and safety of Rinvoq 15 mg in adult and adolescent patients living with non-segmental vitiligo (NSV). In the studies, Rinvoq achieved the co-primary endpoints of 50% reduction in total Vitiligo Area Scoring Index (T-VASI 50) from baseline and 75% reduction in Facial Vitiligo Area Scoring Index (F-VASI 75) from baseline at week 48. Additionally, across both studies, statistically significant differences were observed with Rinvoq versus placebo in key ranked secondary endpoints, including F-VASI 50 at week 48. The safety profile of Rinvoq in both studies was generally consistent with that observed in approved indications.

•AbbVie announced positive topline results from the Phase 3b/4 head-to-head SELECT-SWITCH study evaluating the efficacy and safety of Rinvoq compared to Humira (adalimumab) in adult patients with moderate to severe rheumatoid arthritis (RA), who had an inadequate response or intolerance to a single TNF inhibitor other than Humira. In the study, Rinvoq demonstrated superiority versus Humira in the primary endpoint of achieving low disease activity and demonstrated superiority for additional ranked secondary endpoints at week 12. Rinvoq's safety profile was consistent with previously reported studies, with no new safety risks identified.

•AbbVie announced that it completed its acquisition of Capstan Therapeutics. The acquisition adds a potential first-in-class in vivo targeted lipid nanoparticle (tLNP) anti-CD19 CAR-T therapy candidate for B cell-mediated autoimmune diseases as well as a proprietary tLNP platform designed to deliver RNA payloads, such as mRNA, capable of engineering specific cell types in vivo.

•AbbVie announced that it submitted a New Drug Application (NDA) to the FDA for tavapadon, a novel selective dopamine D1/D5 receptor partial agonist for the treatment of Parkinson's disease (PD). The submission is supported by data from the Phase 3 TEMPO program, which demonstrated symptomatic improvement across the PD spectrum. If approved, tavapadon will enhance AbbVie's position in PD by providing patients with a once daily oral treatment option.

•AbbVie announced positive topline results from the Phase 2 ELATE trial evaluating the safety and efficacy of Botox (onabotulinumtoxinA) for the treatment of upper limb essential tremor. Botox met the primary endpoint in the Phase 2 trial, demonstrating a statistically significant improvement from baseline in the Tremor Disability Scale-Revised (TREDS-R) total unilateral score compared to placebo. The trial also met all six secondary endpoints. Results from safety analyses were generally consistent with the well-established safety profile of Botox.

Recent Events (Continued)

•AbbVie announced that it completed its acquisition of Gilgamesh Pharmaceuticals' lead investigational candidate, bretisilocin. Bretisilocin is a novel, short-acting serotonin (5-HT)2A receptor agonist and 5-HT releaser psychedelic compound with best-in-class potential, which is currently in Phase 2 clinical development for the treatment of patients with moderate-to-severe major depressive disorder (MDD). Positive topline results from a Phase 2a study of bretisilocin in MDD were previously announced, demonstrating a clinically impactful and statistically significant reduction in severity of depressive symptoms versus low dose active comparator, as measured by the Montgomery-Åsberg Depression Rating Scale (MADRS) total score.

•AbbVie announced submission of a new Biologics License Application (BLA) to the FDA for approval of pivekimab sunirine (PVEK), an investigational antibody-drug conjugate (ADC), for treatment of blastic plasmacytoid dendritic cell neoplasm (BPDCN). The submission is based on data from the Phase 1/2 CADENZA trial, a global study evaluating the safety and efficacy of PVEK in BPDCN. BPDCN is a rare and aggressive blood cancer with significant need for innovative treatment options for both newly diagnosed patients and for those whose prior treatments have resulted in relapsed or refractory (R/R) disease.

•At the European Society for Medical Oncology (ESMO) Congress, AbbVie presented new data from its ADC portfolio in patients with difficult-to-treat tumor types. Highlights included three oral presentations for Temab-A (telisotuzumab adizutecan) as a monotherapy or in combination across advanced, solid tumors, as well as new analysis of ABBV-706 for the treatment of R/R small cell lung cancer (SCLC).

•At the Society of Hematologic Oncology (SOHO) Annual Meeting, AbbVie announced updated results from the Phase 2 EPCORE NHL-6 trial evaluating the feasibility of dosing and monitoring patients in the outpatient setting for the first full dose of Epkinly (epcoritamab) monotherapy in adult patients with R/R diffuse large B-cell lymphoma (DLBCL) who have received at least one prior line of systemic therapy. Results from the study demonstrated that the incidence and severity of cytokine release syndrome (CRS) and immune cell-associated neurotoxicity syndrome (ICANS) following treatment with epcoritamab were consistent with previous epcoritamab studies in R/R DLBCL.

•AbbVie announced plans to launch Elahere (mirvetuximab soravtansine-gynx) in the U.K. at a list price equal to the U.S., reflecting the advanced innovation and value of the treatment for adult patients with folate receptor-alpha (FRα) positive, platinum-resistant high-grade serous epithelial ovarian, fallopian tube, or primary peritoneal cancer who have received one to three prior systemic treatment regimens. AbbVie is committed to ensuring that developed nations fully recognize the value of our medicines in improving patient outcomes, consistent with the level of recognition in the U.S.

•Allergan Aesthetics announced several marketing initiatives, which include a new national, multichannel, campaign highlighting Botox Cosmetic’s (onabotulinumtoxinA) market leadership, legacy and real-world patient experiences; the launch of a consumer education campaign that is aimed at providing clear, factual information about hyaluronic acid (HA) injectable fillers and the natural-looking results they can achieve; and the launch of SkinVive by Juvederm into 35 new markets.

•AbbVie announced it broke ground on a $195 million state-of-the-art active pharmaceutical ingredient (API) facility that will manufacture immunology, oncology and neuroscience medicines. This North Chicago, Ill. facility is expected to be fully operational and serving patients by 2027. The company also announced the start of construction on a $70 million expansion at its AbbVie Bioresearch Center (ABC) in Worcester, Mass., which will increase biologics manufacturing for immunology and oncology medicines. These projects are part of AbbVie's previously announced commitment to invest more than $10 billion of capital in the U.S. to broadly support innovation and expand critical manufacturing capabilities and capacity.

Full-Year 2025 Outlook

AbbVie is raising its adjusted diluted EPS guidance for the full year 2025 from $10.38 - $10.58 to $10.61 - $10.65, which includes an unfavorable impact of $2.05 per share related to acquired IPR&D and milestones expense incurred year-to-date through the third quarter 2025. The company's 2025 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the third quarter of 2025, as both cannot be reliably forecasted.

Company Declares Dividend Increase of 5.5 Percent

AbbVie is announcing today that its board of directors declared an increase in the company's quarterly cash dividend from $1.64 per share to $1.73 per share beginning with the dividend payable on February 17, 2026 to shareholders of record as of January 16, 2026. This reflects an increase of approximately 5.5 percent, continuing AbbVie's strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by more than 330 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.
About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, neuroscience, oncology, and eye care - and products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on X (formerly Twitter), Facebook, Instagram, YouTube or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.

Non-GAAP Financial Results

Financial results for 2025 and 2024 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles in the United States (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, changes to laws and regulations applicable to our industry, the impact of global macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs, and other uncertainties and risks associated with global business operations. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2024 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Gabby Tarbert	Liz Shea
(224) 244-0111	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2025
(Unaudited)

				% Change vs. 3Q24
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$12,068	$3,708	$15,776	8.2%	12.0%	9.1%	9.0%	8.4%

Immunology	6,263	1,622	7,885	9.6	21.7	11.9	17.9	11.2
Skyrizi	4,085	623	4,708	47.0	45.9	46.8	40.2	46.0
Rinvoq	1,559	625	2,184	33.3	40.7	35.3	36.5	34.1
Humira	619	374	993	(65.0)	(18.9)	(55.4)	(20.5)	(55.7)

Neuroscience	2,463	378	2,841	18.0	37.2	20.2	32.3	19.6
Vraylar	931	3	934	6.7	31.5	6.7	32.3	6.7
Botox Therapeutic	825	160	985	16.6	13.4	16.1	11.3	15.8
Ubrelvy	344	10	354	31.4	34.1	31.5	34.2	31.5
Qulipta	252	36	288	50.2	>100.0	64.1	>100.0	63.1
Vyalev	53	85	138	n/m	>100.0	>100.0	>100.0	>100.0
Duodopa	16	80	96	(29.9)	(9.0)	(13.5)	(13.8)	(17.3)
Other Neuroscience	42	4	46	(21.7)	92.3	(17.3)	94.0	(17.2)

Oncology	1,030	652	1,682	(7.4)	13.4	(0.3)	10.4	(1.3)
Imbruvica[b]	507	199	706	(17.9)	(5.8)	(14.8)	(5.8)	(14.8)
Venclexta	341	385	726	—	14.3	7.1	10.0	4.9
Elahere	150	20	170	8.6	n/m	23.3	n/m	22.4
Epkinly[c]	21	48	69	30.8	75.7	59.1	70.3	55.7
Other Oncology	11	—	11	n/m	n/m	n/m	n/m	n/m

Aesthetics	742	451	1,193	(6.2)	0.8	(3.7)	(0.6)	(4.2)
Botox Cosmetic	379	258	637	(8.4)	0.7	(4.9)	(0.6)	(5.4)
Juvederm Collection	98	155	253	(7.5)	1.4	(2.2)	(0.2)	(3.2)
Other Aesthetics	265	38	303	(2.3)	(0.8)	(2.1)	(2.2)	(2.3)

Eye Care	221	288	509	(8.0)	1.3	(3.0)	(1.0)	(4.2)
Ozurdex	32	85	117	(4.9)	(0.3)	(1.6)	(3.6)	(4.0)
Lumigan/Ganfort	42	55	97	(26.1)	(6.0)	(15.9)	(8.7)	(17.3)
Alphagan/Combigan	9	38	47	(67.4)	6.8	(24.7)	4.7	(25.9)
Other Eye Care	138	110	248	12.3	4.7	8.8	3.5	8.2

Other Key Products	829	177	1,006	16.9	8.1	15.2	3.4	14.3
Mavyret	146	166	312	(0.2)	6.9	3.5	2.1	1.0
Creon	368	—	368	9.1	n/m	9.1	n/m	9.1
Linzess/Constella	315	11	326	39.6	29.7	39.2	26.0	39.1
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2025
(Unaudited)

				% Change vs. 9M24
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$33,809	$10,733	$44,542	8.0%	8.0%	8.0%	8.6%	8.2%

Immunology	17,243	4,537	21,780	10.6	19.2	12.3	19.5	12.4
Skyrizi	10,847	1,709	12,556	60.1	46.5	58.1	46.1	58.0
Rinvoq	4,231	1,699	5,930	45.3	38.7	43.3	38.7	43.3
Humira	2,165	1,129	3,294	(63.3)	(20.2)	(55.0)	(19.1)	(54.8)

Neuroscience	6,768	1,038	7,806	18.8	30.8	20.3	30.6	20.3
Vraylar	2,592	7	2,599	10.9	38.0	10.9	41.8	10.9
Botox Therapeutic	2,323	456	2,779	16.9	8.0	15.3	9.5	15.6
Ubrelvy	907	25	932	32.4	41.5	32.6	44.2	32.7
Qulipta	661	87	748	49.8	>100.0	63.8	>100.0	63.4
Vyalev	81	218	299	n/m	>100.0	>100.0	>100.0	>100.0
Duodopa	56	233	289	(21.1)	(13.0)	(14.7)	(14.0)	(15.5)
Other Neuroscience	148	12	160	(13.9)	8.1	(12.6)	12.2	(12.4)

Oncology	3,083	1,908	4,991	(1.1)	9.2	2.6	9.6	2.7
Imbruvica[b]	1,579	619	2,198	(13.4)	(8.5)	(12.1)	(8.5)	(12.1)
Venclexta	974	1,108	2,082	5.8	10.0	8.0	10.9	8.4
Elahere	453	55	508	37.0	n/m	53.7	n/m	53.3
Epkinly[c]	64	126	190	50.1	97.6	78.7	96.5	78.0
Other Oncology	13	—	13	n/m	n/m	n/m	n/m	n/m

Aesthetics	2,179	1,395	3,574	(10.3)	(3.6)	(7.8)	(2.7)	(7.4)
Botox Cosmetic	1,084	801	1,885	(13.4)	2.7	(7.2)	3.7	(6.8)
Juvederm Collection	278	466	744	(20.4)	(15.1)	(17.2)	(14.3)	(16.7)
Other Aesthetics	817	128	945	(1.4)	7.6	(0.3)	9.0	(0.1)

Eye Care	668	861	1,529	(5.5)	(3.2)	(4.2)	(1.5)	(3.3)
Ozurdex	92	273	365	(9.9)	0.4	(2.4)	0.6	(2.2)
Lumigan/Ganfort	142	164	306	10.3	(9.4)	(1.2)	(8.0)	(0.4)
Alphagan/Combigan	35	108	143	(34.7)	(6.9)	(15.8)	(4.4)	(14.1)
Other Eye Care	399	316	715	(5.5)	(1.4)	(3.7)	1.4	(2.5)

Other Key Products	2,300	552	2,852	7.2	(6.4)	4.3	(6.5)	4.3
Mavyret	472	521	993	3.3	(7.4)	(2.6)	(7.6)	(2.7)
Creon	1,127	—	1,127	13.3	n/m	13.3	n/m	13.3
Linzess/Constella	701	31	732	1.1	14.2	1.6	14.9	1.6
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Third Quarter Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Net revenues	$15,776	$14,460	$44,542	$41,232
Cost of products sold	5,304	4,212	13,652	12,508
Selling, general and administrative	3,569	4,205	10,115	10,897
Research and development	2,319	2,130	6,517	6,017
Acquired IPR&D and milestones	2,680	82	3,751	1,183
Other operating income	—	—	(24)	—
Total operating costs and expenses	13,872	10,629	34,011	30,605

Operating earnings	1,904	3,831	10,531	10,627

Interest expense, net	667	591	1,972	1,550
Net foreign exchange loss (gain)	20	(3)	47	2
Other expense, net	503	1,159	4,583	3,090
Earnings before income tax expense	714	2,084	3,929	5,985
Income tax expense	526	520	1,511	1,676
Net earnings	188	1,564	2,418	4,309
Net earnings attributable to noncontrolling interest	2	3	8	9
Net earnings attributable to AbbVie Inc.	$186	$1,561	$2,410	$4,300

Diluted earnings per share attributable to AbbVie Inc.	$0.10	$0.88	$1.34	$2.41

Adjusted diluted earnings per share[a]	$1.86	$3.00	$7.29	$7.96

Weighted-average diluted shares outstanding	1,772	1,772	1,772	1,772

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2025
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$714	$186	$0.10
Adjusted for specified items:
Intangible asset amortization	1,871	1,576	0.89
Intangible asset impairment	847	701	0.39
Acquisition and integration costs	212	207	0.12
Change in fair value of contingent consideration	776	755	0.43
Other	(40)	(119)	(0.07)
As adjusted (non-GAAP)	$4,380	$3,306	$1.86
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Intangible asset impairment reflects impairment charges of $847 million related to the Resonic and Durysta intangible assets. Acquisition and integration costs primarily reflect costs related to the Capstan Therapeutics acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2025 included acquired IPR&D and milestone expense of $2.7 billion on a pre-tax and after-tax basis, representing an unfavorable impact of $1.50 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2025
(in millions)	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$5,304	$3,569	$2,319	$503
Adjusted for specified items:
Intangible asset amortization	(1,871)	—	—	—
Intangible asset impairment	(847)	—	—	—
Acquisition and integration costs	(5)	(144)	(63)	—
Change in fair value of contingent consideration	—	—	—	(776)
Other	(34)	(13)	—	87
As adjusted (non-GAAP)	$2,547	$3,412	$2,256	$(186)
3. The adjusted tax rate for the third quarter of 2025 was 24.5 percent, as detailed below:

	Quarter Ended September 30, 2025
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$714	$526	73.7%
Specified items	3,666	546	14.9%
As adjusted (non-GAAP)	$4,380	$1,072	24.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2024
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,084	$1,561	$0.88
Adjusted for specified items:
Intangible asset amortization	1,888	1,600	0.89
Acquisition and integration costs	307	283	0.16
Change in fair value of contingent consideration	1,356	1,321	0.75
Litigation matters	692	543	0.31
Other	30	19	0.01
As adjusted (non-GAAP)	$6,357	$5,327	$3.00
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Acquisition and integration costs primarily reflect costs related to the Cerevel Therapeutics acquisition. Litigation matters primarily include charges related to actual and potential settlements of litigation.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2024 included acquired IPR&D and milestone expense of $82 million on a pre-tax and $74 million on an after-tax basis, representing an unfavorable impact of $0.04 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2024
(in millions)	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$4,212	$4,205	$2,130	$1,159
Adjusted for specified items:
Intangible asset amortization	(1,888)	—	—	—
Acquisition and integration costs	(43)	(189)	(75)	—
Change in fair value of contingent consideration	—	—	—	(1,356)
Litigation matters	—	(692)	—	—
Other	(30)	2	—	(2)
As adjusted (non-GAAP)	$2,251	$3,326	$2,055	$(199)
 3. The adjusted tax rate for the third quarter of 2024 was 16.2 percent, as detailed below:

	Quarter Ended September 30, 2024
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,084	$520	25.0%
Specified items	4,273	507	11.9%
As adjusted (non-GAAP)	$6,357	$1,027	16.2%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2025
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,929	$2,410	$1.34
Adjusted for specified items:
Intangible asset amortization	5,593	4,721	2.67
Intangible asset impairment	847	701	0.39
Acquisition and integration costs	273	256	0.14
Change in fair value of contingent consideration	5,089	4,941	2.79
Other	52	(75)	(0.04)
As adjusted (non-GAAP)	$15,783	$12,954	$7.29
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Intangible asset impairment reflects impairment charges of $847 million related to the Resonic and Durysta intangible assets. Acquisition and integration costs primarily reflect costs related to the Capstan Therapeutics acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2025 included acquired IPR&D and milestones expense of $3.8 billion on a pre-tax and $3.6 billion on an after-tax basis, representing an unfavorable impact of $2.05 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2025
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$13,652	$10,115	$6,517	$(24)	$4,583
Adjusted for specified items:
Intangible asset amortization	(5,593)	—	—	—	—
Intangible asset impairment	(847)	—	—	—	—
Acquisition and integration costs	(10)	(171)	(92)	—	—
Change in fair value of contingent consideration	—	—	—	—	(5,089)
Other	(126)	(13)	(3)	24	66
As adjusted (non-GAAP)	$7,076	$9,931	$6,422	$—	$(440)
3. The adjusted tax rate for the first nine months of 2025 was 17.9 percent, as detailed below:

	Nine Months Ended September 30, 2025
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,929	$1,511	38.5%
Specified items	11,854	1,310	11.1%
As adjusted (non-GAAP)	$15,783	$2,821	17.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2024
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,985	$4,300	$2.41
Adjusted for specified items:
Intangible asset amortization	5,726	4,854	2.73
Acquisition and integration costs	963	894	0.50
Change in fair value of contingent consideration	3,492	3,402	1.92
Litigation matters	737	585	0.33
Other	96	122	0.07
As adjusted (non-GAAP)	$16,999	$14,157	$7.96
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Acquisition and integration costs primarily reflect costs primarily reflect costs related to the ImmunoGen and Cerevel Therapeutics acquisitions. Litigation matters primarily include charges related to actual and potential settlements of litigation.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2024 included acquired IPR&D and milestones expense of $1.2 billion on a pre-tax and $1.1 billion on an after-tax basis, representing an unfavorable impact of $0.64 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2024
(in millions)	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense, net
As reported (GAAP)	$12,508	$10,897	$6,017	$1,550	$3,090
Adjusted for specified items:
Intangible asset amortization	(5,726)	—	—	—	—
Acquisition and integration costs	(201)	(504)	(234)	(24)	—
Change in fair value of contingent consideration	—	—	—	—	(3,492)
Litigation matters	—	(737)	—	—	—
Other	(87)	17	—	—	(26)
As adjusted (non-GAAP)	$6,494	$9,673	$5,783	$1,526	$(428)
3. The adjusted tax rate for the first nine months of 2024 was 16.7 percent, as detailed below:

	Nine Months Ended September 30, 2024
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,985	$1,676	28.0%
Specified items	11,014	1,157	10.5%
As adjusted (non-GAAP)	$16,999	$2,833	16.7%